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                                                                   Exhibit 5.1

                                 [WSGR Letterhead]






                                    June 10, 1998



Access Health, Inc.
335 Interlocken Parkway
Broomfield, CO 80021

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4, as amended through Amendment No. 2 thereto which will be filed by you with the Securities and Exchange Commission (the "Commission") on June 10, 1998 (as amended, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 4,540,000 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sales and issuance of the Shares.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities law of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the proxy statement/prospectus and notice and consent solicitation statement constituting a part thereof, and any amendment thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation



                              /s/ WILSON SONSINI GOODRICH & ROSATI